Exhibit 1
Joint Filing Agreement
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock of Global Ship Lease, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 19th day of November, 2009.

By:	/s/ Michael S. Gross
	Name:	Michael S. Gross

Marathon Founders, LLC
By:	/s/ Michael S. Gross
	Name:	Michael S. Gross
	Title:	Managing Member